Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated balance sheet information and statement of operations information (collectively, the “Pro Forma Financial Information”) are based on the consolidated financial statements of OneMain Holdings, Inc. (“OMH” or the “Company”) as of and for the year ended December 31, 2015. The Pro Forma Financial Information has been prepared to illustrate the effect of the Disposition of Assets Held for Sale (as defined in Note 1 of the Notes to the Unaudited Pro Forma Condensed Consolidated Financial Information) on May 2, 2016 by certain subsidiaries of Springleaf Finance Corporation pursuant to the previously announced Purchase and Sale Agreement (the “Purchase Agreement”) entered into with Lendmark Financial Services, LLC (“Lendmark”) on November 12, 2015.

Assumptions and estimates underlying the unaudited adjustments to the Pro Forma Financial Information are described in the accompanying notes. The historical consolidated financial statements have been adjusted in the unaudited Pro Forma Financial Information to give effect to pro forma events that are: (i) directly attributable to the Disposition of Assets Held for Sale, (ii) factually supportable, and (iii) with respect to the pro forma statement of operations, expected to have a continuing impact on the consolidated results of OMH following the Disposition of Assets Held for Sale. The unaudited Pro Forma Financial Information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Disposition of Assets Held for Sale occurred on December 31, 2015, for purposes of the unaudited Pro Forma Condensed Consolidated Balance Sheet and on January 1, 2015, for purposes of the unaudited Pro Forma Condensed Consolidated Statement of Operations. Further, the unaudited pro forma condensed consolidated financial information does not purport to project the future operating results or financial position of the Company following the Disposition of Assets Held for Sale.

See Note 1 of the Notes to the Unaudited Pro Forma Condensed Consolidated Financial Information herein for a description of the Disposition of Assets Held for Sale. In the opinion of management, all adjustments necessary to reflect the effects of the Disposition of Assets Held for Sale described in the Notes to the Unaudited Pro Forma Condensed Consolidated Financial Information have been included and are based upon available information and assumptions that the Company believes are reasonable.

The unaudited Pro Forma Financial Information has been developed from and should be read in conjunction with OMH’s Annual Report on Form 10-K for the year ended December 31, 2015 filed on February 29, 2016 with the Securities and Exchange Commission (“2015 Annual Report on Form 10-K”).

Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

The following unaudited pro forma condensed consolidated balance sheet as of December 31, 2015, presents the December 31, 2015 balance sheet of OMH assuming the Disposition of Assets Held for Sale had been consummated on that date.

(dollars in millions)	As Reported (a)	Disposition of Assets Held for Sale (b)		Pro Forma
December 31, 2015

Assets
Cash and cash equivalents	$939	$635	(c)	$1,574
Investment securities	1,867	—		1,867
Net finance receivables:
Personal loans	13,267	—		13,267
SpringCastle Portfolio	1,576	—		1,576
Real estate loans	524	—		524
Retail sales finance	23	—		23
Net finance receivables	15,390	—		15,390
Unearned insurance premium and claim reserves	(662)	—		(662)
Allowance for finance receivable losses	(587)	—		(587)
Net finance receivables, less unearned insurance premium and claim reserves and allowance for finance receivable losses	14,141	—		14,141
Finance receivables held for sale	796	(617)	(d)	179
Restricted cash and cash equivalents	676	—		676
Goodwill	1,440	—		1,440
Other intangible assets	559	—		559
Other assets	638	(9)	(e)(f)	629

Total assets	$21,056	$9		$21,065

Liabilities and Shareholders’ Equity
Long-term debt	$17,300	$—		$17,300
Insurance claims and policyholder liabilities	747	—		747
Deferred and accrued taxes	20	—		20
Other liabilities	384	(1)	(g)	383
Total liabilities	18,451	(1)		18,450

Shareholders’ equity:
Common stock	1	—		1
Additional paid-in capital	1,533	—		1,533
Accumulated other comprehensive loss	(33)	—		(33)
Retained earnings	1,250	10	(h)	1,260
OneMain Holdings, Inc. shareholders’ equity	2,751	10		2,761
Non-controlling interests	(146)	—		(146)
Total shareholders’ equity	2,605	10		2,615

Total liabilities and shareholders’ equity	$21,056	$9		$21,065

See Notes to Pro Forma Condensed Consolidated Financial Information (Unaudited).

Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

The following unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2015, presents the historical income statement of OMH assuming the Disposition of Assets Held for Sale had been consummated on January 1, 2015.

(dollars in millions except loss per share)	As Reported (a)	Disposition of Assets Held for Sale (i)		Pro Forma
Year Ended December 31, 2015

Interest income	1,931	(168)	(j)	1,763

Interest expense	715	—		715

Net interest income	1,216	(168)		1,048

Provision for finance receivable losses	759	(35)	(k)	724

Net interest income after provision for finance receivable losses	457	(133)		324

Other revenues:
Insurance	211	—		211
Investment	52	—		52
Other	(2)	—		(2)
Total other revenues	261	—		261

Other expenses:
Operating expenses:
Salaries and benefits	485	(30)	(l)	455
Acquisition-related transaction and integration expenses	62	—		62
Other operating expenses	344	(31)	(m)	313
Insurance policy benefits and claims	96	—		96
Total other expenses	987	(61)		926

Loss before benefit from income taxes	(269)	(72)		(341)

Benefit from income taxes	(147)	(27)	(n)	(174)

Net loss	(122)	(45)		(167)

Net income attributable to non-controlling interests	120	—		120

Net loss attributable to OneMain Holdings, Inc.	$(242)	$(45)		$(287)

Share Data:
Weighted average number of shares outstanding:
Basic	127,910,680	—		127,910,680
Diluted	127,910,680	—		127,910,680
Loss per share:
Basic	$(1.89)	$—		$(2.34)
Diluted	$(1.89)	$—		$(2.34)

See Notes to Pro Forma Condensed Consolidated Financial Information (Unaudited).

Exhibit 99.1

Note 1-Description of Disposition of Assets Held for Sale

On May 2, 2016, OMH and certain of its subsidiaries (collectively, the “Branch Sellers”) completed the following previously announced transactions with Lendmark: (i) sale of 127 branches (the “Branches”) together with certain loans issued to the Branch customers, the fixed non-information technology assets located at any such Branch and certain other Branch assets, and (ii) assumption of certain Branch liabilities (including the Branch Sellers’ obligations under certain Branch store leases) ((i) and (ii) collectively, the “Branch Sales”). The Branches are located in the states of Arizona, California, Colorado, Idaho, North Carolina, Ohio, Pennsylvania, Texas, Virginia, Washington and West Virginia.

The purchase price for the Branch Sales was $624 million and was equal to the sum of (i) the aggregate unpaid balance as of the cutoff date, March 31, 2016, of the purchased loans multiplied by 103%, plus (ii) for each interest-bearing purchased loan, an amount equal to all unpaid interest that has accrued on the unpaid balance at the applicable note rate from the most recent interest payment date through the cutoff date, plus (iii) the sum of all prepaid charges and fees and security deposits of the Branch Sellers to the extent arising under the purchased contracts as reflected on the books and records of the Branch Sellers as of closing. The purchase price will be subject to a post-closing true-up to determine the aggregate unpaid balance of and interest on the purchased loans as of April 30, 2016.

Note 2-Basis of Pro Forma Presentation

The unaudited pro forma condensed consolidated balance sheet related to the Disposition of Assets Held for Sale is included as of December 31, 2015, and the unaudited pro forma condensed consolidated statement of operations is included for the year ended December 31, 2015. The Pro Forma Financial Information is based upon the Company’s previously reported consolidated financial statements included in its 2015 Annual Report on Form 10-K. The pro forma adjustments are based upon currently available information and assumptions and estimates that management believes to be reasonable. The adoption of new, or changes to existing accounting principles generally accepted in the United States of America subsequent to the unaudited pro forma condensed consolidated financial statement dates, may result in changes to the presentation of the preliminary unaudited Pro Forma Financial Information. However, the Company has no responsibility to update the Pro Forma Financial Information or adjustments to reflect any such changes.

Note 3—Pro Forma Adjustments

The following pro forma adjustments are included in the Pro Forma Financial Information:

a)	Reflects the Company’s previously reported consolidated balance sheet and statement of operations included in its 2015 Annual Report on Form 10-K.

b)	Represents the elimination of the assets and liabilities, as well as receipt of proceeds related to the Disposition of Assets Held for Sale, as if it had occurred on December 31, 2015.

c)
Represents total assumed cash proceeds of $635 million consisting of the December 31, 2015 balance of receivables held for sale of approximately $610 million multiplied by 103% plus accrued and unpaid interest on interest bearing loans, prepaid charges, fees and security deposits as of December 31, 2015 of approximately $7 million.

d)	Reflects finance receivables held for sale of $617 million (including accrued and unpaid interest on interest bearing loans) as of December 31, 2015.

e)	Represents the exclusion of certain fixed assets totaling approximately $3 million as part of the Disposition of Assets Held for Sale as if it had occurred on December 31, 2015.

Exhibit 99.1

f)
Represents the reduction in deferred tax assets of approximately $6 million from the net effect of income taxes from the gain on the Disposition of Assets Held for Sale as if it had occurred on December 31, 2015. The tax effect is calculated based on the Company’s combined federal and state statutory tax rate of 37%.

g)	Reflects the exclusion of accrued expenses as a part of the Disposition of Assets Held for Sale as if it had occurred on December 31, 2015.

h)
Represents the gain, net of income tax effects, from the Disposition of Assets Held for Sale as if it had occurred on December 31, 2015. The tax effect is calculated based on the Company’s combined federal and state statutory rate of 37%.

i)	Represents the elimination of financial results and impact on the statement of operations relating to the Disposition of Assets Held for Sale as if it had occurred on January 1, 2015.

j)	Represents the elimination of interest income attributable to the operations of the Branches.

k)	Represents the elimination of provision for finance receivable losses related to the operations of the Branches.

l)	Represents the elimination of operating expenses related to salaries and benefits associated with employees located at the Branches.

m)	Represents the elimination of other operating expenses related to certain direct costs of the Branches.

n)	Represents the elimination of income tax benefit attributable to the operations of the Branches. The tax effect is calculated based on the Company’s combined federal and state statutory rate of 37%.